LAW OFFICES
                                Edward S. Stone
                                425 Park Avenue
                                   26th Floor
                            New York, New York 10022
                              Tel: (212) 302-4362
                              Tel: (212) 302 4355



VIA TELECOPY AND
CERTIFIED MAIL, RETURN RECEIPT REQUESTED


November 22, 1995



Mr. Paul Ekon
Chief Executive Officer
Management Technologies, Inc.
630 Third Avenue
New York, New York 10017


Dear Paul:

This letter shall confirm my resignation as a Non-Executive Director of Management Technologies, Inc. I am no longer able to dedicate the amount of time the company requires of its Directors to deal with the various issues requiring Board intervention. Though I have no disagreement with company management, I feel that more representation of management at the Board level would be in the interest of the company's shareholders. The company would be well advised to fill my Board vacancy with an appropriate representative of Management.

Sincerely,




/s/ Edward S. Stone
Edward S. Stone